Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
February 22, 2011	Doha	Paris
	Dubai	Riyadh
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	Houston	Shanghai
	London	Silicon Valley
Calix, Inc.	Los Angeles	Singapore
1035 North McDowell Boulevard	Madrid	Tokyo
Petaluma, CA 94954-1173	Milan	Washington, D.C.

Re:	Registration Statement on Form S-8: 700,724 shares of Common Stock, par value $0.025 per share

Ladies and Gentlemen:

We have acted as special counsel to Calix, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 700,724 shares of common stock of the Company, par value $0.025 per share (the “Shares”), including (i) 464,897 shares issuable pursuant to the exercise of options and vesting of restricted stock units granted under the Amended and Restated 2006 Equity Incentive Plan, as amended, of Occam Networks, Inc. (“Occam”) (the “2006 Equity Plan”) and (ii) 235,827 shares issuable pursuant to the exercise of options granted under Occam’s Amended and Restated 2000 Stock Incentive Plan (together with the 2006 Equity Plan, the “Plans”). The Company is assuming certain options and restricted stock units granted under the Plans pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 16, 2010, by and among the Company, Ocean Sub I, Inc., Ocean Sub II, LLC and Occam (the “Merger Agreement”), under which certain options to acquire Occam common stock and certain restricted stock units are, at the effective time of the merger transaction, being automatically converted into options or restricted stock units, as the case may be, for Company common stock, subject to adjustments in accordance with the compensatory award exchange ratio as provided in the Merger Agreement. Accordingly, in connection with the transaction, up to 700,724 Shares are to be issued under the Plans pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 22, 2011 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectuses forming a part thereof, other than as expressly stated herein with respect to the issue of the Shares.

February 22, 2011

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Plans, and assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP